UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	Vallant Pictures
	Entertainment Co.,	China Media
	Limited	Inc.	Pro		Pro Forma
	(historical)	(historical)	Forma		Consolidated
	9/30/2009	7/31/2009	Adjustments		Balance Sheet

Cash	$5,284	$1,871	$-		$7,155
Accounts receivables, net	1,526,353	-			1,526,353
Notes receivable	3,370,190	-			3,370,190
Total current assets	4,901,827	1,871	-		4,903,698

Fixed assets, net	94,828	-			94,828
Intangibles Assets, net	66,189	-			66,189
Other assets	73,265	-			73,265
Asset held for sale	1,172,240	-			1,172,240
Film cost	594,912	-			594,912
	$6,903,261	$1,871	$-		$6,905,132

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$171,158	$2,016	$-		$173,174
Accrued liabilities	4,678	-			4,678
Short term debt	117,224	-			117,224
Due to related parties	89,867	-			89,867
Total current liabilities	382,927	2,016	-		384,943

Minority interest	2,155,643	-			2,155,643

Common Stock	1	397	(1)	(a)	397
Additional paid-in capital	8,750,656	166,728	(396)	(a)	8,750,260
			(166,728)	(a)
Accumulated other comprehensive income	748,427	-			748,427
Accumulated deficit	(5,134,393)	(167,270)	167,125	(a)	(5,134,538)
Total stockholders' equity	4,364,691	(145)	-		4,364,546

	$6,903,261	$1,871	$-		$6,905,132

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATION

	Vallant Pictures			Pro Forma
	Entertainment Co.,	China Media		Consolidated
	Limited	Inc.		Statements of
	(historical)	(b)	Pro Forma	Operation
	Year ended 6/30/09	12 Months ended 7/31/09	Adjustments	Year ended 6/30/09

Revenues	$1,675,455	$-		$1,675,455
Cost of revenues	800,431	-		800,431
Gross profit	875,024	-		875,024

Selling, general and administrative	153,098	83,241		236,339
Depreciation and amortization expense	92,860	-		92,860

Operating income (loss)	629,066	(83,241)		545,825

Other income:
Interest income	278,331	-		278,331

Net income before minority interest	907,397	(83,241)		824,156

Minority interest	(340,391)	-		(340,391)

Net income (loss)	$567,006	$(83,241)		$483,765

Other Comprehensive Income
Foreign currency translation	18,125	-		18,125
Comprehensive Income	$585,131	$(83,241)		$501,890

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATION

	Vallant Pictures
	Entertainment Co.,			Pro Forma
	Limited	China Media		Consolidated Statements
	(historical)	Inc.	Pro Forma	of Operation
	Quarter ended 9/30/09	Quarter ended 7/31/09	Adjustments	Quarter ended 9/30/09

Revenues	$-	-		$-
Cost of revenues	-	-		-
Gross profit	-	-		-

Selling, general and administrative	24,671	58,428		83,099
Depreciation and amortization expense	15,600	-		15,600

Operating loss	(40,271)	(58,428)		(98,699)

Other income:
Interest income	-	-		-

Net loss before minority interest	(40,271)	(58,428)		(98,699)

Minority interest	15,058	-		15,058

Net loss	$(25,213)	(58,428)		$(83,641)

Other Comprehensive Income
Foreign currency translation	(1,182)	-		(1,182)
Comprehensive Income	$(26,395)	(58,428)		$(84,823)

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – BASIS OF PRESENTATION

On July 7, 2009, China Media Inc. (the “Company”) and Fullead Overseas Limited, a company incoporated under the laws of the British Virgin Islands (the “Buyer”), entered into a share purchase agreement (the “Share Purchase Agreement”), pursuant to which the Buyer agreed to purchase a total of 32,500,000 shares of the Company’s common stock, representing 85% of the total issued and outstanding shares of common stock of the Company on a fully-diluted basis. Bin Li, the Company’s Director, is the owner and sole Director of the Buyer.

On September 16, 2009, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with Vallant Pictures Entertainment Co., Ltd., a company incorporated under the laws of the British Virgin Islands (“Vallant”) and Bin Li, the Company’s Director and the former sole shareholder of Vallant.  According to the terms of the Share Exchange Agreement, the Company agreed to acquire the sole issued and outstanding common share of Vallant from Bin Li in exchange for 7,000 shares of the Company’s common stock.

On November 30, 2009, the Company closed the transactions contemplated by the Share Exchange Agreement and acquired Vallant as its wholly owned subsidiary.  Vallant has entered into a series of contractual obligations with Xi’An TV Media Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“Xi’An TV”) that is engaged in the business of producing and developing television programming for the Chinese market, as well as the holders of 62.61% of the voting shares of Xi’An TV.

The share exchange is being accounted for as a reverse merger, since the former sole shareholder of Vallant, Bin Li, acquired the majority of the Company’s common stock with the aim of completing the share exchange with Vallant, and Vallant is deemed to be the accounting acquirer in the reverse merger.  Consequently, the assets and liabilities and the historical operations that will be reflected in the consolidated financial statements for periods prior to the Share Exchange Agreement will be those of Vallant and will be recorded at the historical cost basis.  After the completion of the Share Exchange Agreement, the Company’s consolidated financial statements will include the assets and liabilities of both Vallant and the Company, the historical operations of Vallant and the operations of the Company and its subsidiaries from the closing date of the Share Exchange Agreement.

These pro forma consolidated financial statements are prepared assuming the above transaction occurred on September 30, 2009 (as to the balance sheet) and on July 1, 2008 (as to the income statements).

Audited financial statements of Vallant and the Company have been used in the preparation of these pro forma consolidated financial statements. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Vallant and the Company.

Note 2 – PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

(a)	To eliminate the equity of the accounting acquiree, China Media Inc., and to reflect the recapitalization of the common stock and additional paid in capital as a result of the reverse merger.

(b)
The historical income statement for the 12 months ended July 31, 2009 for China Media Inc. is derived from the following historical income statements:  the income statement for the year ended January 31, 2009 plus the income statement for the six months ended July 31, 2009 less the income statement for the six months ended July 31, 2008.